Exhibit 8.1

May 22, 2025	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T +1 312 782 0600 F +1 312 701 7711 www.mayerbrown.com
Nissan Auto Receivables Company II LLC One Nissan Way Franklin, Tennessee 37067

Re:	Nissan Auto Receivables 2025-A Owner Trust

Registration Statement on Form SF-3

Registration No. 333-279448

Ladies and Gentlemen:

We have acted as special federal tax counsel to Nissan Auto Receivables Company II LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering and sale of the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes (collectively, the “Notes”) described in the prospectus dated May 20, 2025 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Receivables 2025-A Owner Trust, a Delaware statutory trust (the “Trust”), formed by the Company pursuant to a trust agreement (the “Trust Agreement”) between the Company and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and the underwriting agreement, the Indenture (including the form of Notes included as an exhibit thereto), the amended and restated trust agreement, the purchase agreement, the sale and servicing agreement, the asset representations review agreement and the administration agreement (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in the Prospectus.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent the statements set forth in the Prospectus forming part of the Registration Statement (to the extent they relate to U.S. federal income tax consequences) under the headings “Summary—Tax Status” and “Material U.S. Federal Income Tax Consequences” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax law matters, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership which operates in temporary association with Hong Kong partnership Johnson Stokes & Master)

and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

Nissan Auto Receivables Company II LLC

May 22, 2025

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Mayer Brown LLP

Nissan Auto Receivables Company II LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP